Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASSERTIO HOLDINGS, INC.

ARTICLE I
NAME

The name of this corporation is Assertio Holdings, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation in the State of Delaware is 131 Continental Drive, Suite 301, Newark, Delaware 19713-4323 and the name of the registered agent of the Corporation at such address is InCorp Services, Inc.

ARTICLE III
PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

This corporation is authorized to issue only one class of stock, which shall be designated “Common Stock”. The total number of shares of Common Stock presently authorized is One Thousand (1,000) shares, each having a par value of $0.00001.

ARTICLE V
MANAGEMENT OF THE BUSINESS OF THE CORPORATION

The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws of the corporation. The directors of the corporation need not be elected by written ballot unless the Bylaws of the corporation so provide.

ARTICLE VI
LIMITATION OF LIABILITY OF DIRECTORS

A.            To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.            Any amendment, alteration or repeal of this Article VI shall be prospective only and shall not adversely affect any right of a director with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE VII
AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

ARTICLE VIII
FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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